Exhibit 99.1

FOR FURTHER INFORMATION CONTACT: Investor Relations Contact: Don Duffy/Brian Prenoveau 203-682-8200 Media Contact: Alecia Pulman

203-682-8259

Jamba Juice Acquires 22 Franchise Stores

In California and Nevada

Emeryville, CA – September 19, 2007 – Jamba Juice®, the category-defining leader in healthy-blended beverages, smoothies and good-for-you snacks, today announced that it has completed the acquisition of the assets of 22 Jamba Juice franchised stores in Northern California and Nevada from Sanders Liquid Sunshine, LLC and Vegas Liquid Sunshine, LLC.

“We are pleased to add the stores from Sanders Liquid Sunshine to our Northern California and Nevada portfolio and welcome them to the Jamba Juice team. We see the addition of the Sanders properties as a means to further enhance Jamba’s position in the healthy blended beverage market,” said Paul Clayton, chief executive officer of Jamba Juice.

The acquisition is part of Jamba Juice’s ongoing growth strategy to expand the number of Company-owned and operated stores, which accounts for approximately 66% of the Company’s more than 640 stores. Jamba Juice has acquired a total of 34 franchise stores in 2007.

About Jamba Juice

Founded in 1990, JAMBA JUICE® is the category-defining leader in healthy blended beverages, juices, and good-for-you snacks. Jamba Juice Company, a subsidiary of Jamba, Inc. (NASDAQ:JMBA; NASDAQ:JMBAU; NASDAQ:JMBAW), owns and franchises JAMBA JUICE® stores. Today, Jamba Juice has more than 640 stores, of which more than 425 are company-owned and operated. For the nearest location or a complete menu including All Fruit™ and Functional smoothies, please call: 1-866-4R-FRUIT or visit the JAMBA JUICE website at http://www.jambajuice.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward looking statements are statements that are not historical facts. Forward looking statements in this release include those related to expectations regarding store openings and market development. Such forward-looking statements, based upon the current beliefs and expectations of Jamba, Inc.’s management, are subject to risks and uncertainties, which could cause actual results to differ from the forward looking statements. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: continued compliance with government regulations; legislation or regulatory environments, requirements or changes adversely affecting the businesses in which Jamba, Inc. is engaged; demand for the products and services that Jamba, Inc. provides, general economic conditions; geopolitical events and regulatory changes, as well as other relevant risks detailed in the Jamba, Inc.’s filings with the Securities and Exchange Commission. The information set forth herein should be read in light of such risks. Jamba, Inc. does not assume any obligation to update the information contained in this press release.